As filed with the Securities and Exchange Commission on July 31, 2007.

Registration No. 333-144365

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

To

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN MOLD GUARD, INC.

(Exact name of registrant as specified in its charter)

California	74-3077656
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

30270 Rancho Viejo Road, Suite E

San Juan Capistrano, California 92675

(949) 255-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

THOMAS BLAKELEY

Chairman of the Board and Chief Executive Officer

American Mold Guard, Inc.

30270 Rancho Viejo Road, Suite E

San Juan Capistrano, California 92675

(949) 240-5144

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

John W. Martin, Esq.

5777 West Century Boulevard, Suite 1465

Los Angeles, California 90045

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post–effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462 (e) under the Securities Act, check the following box:    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:     ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

TABLE OF CONTENTS

EXPLANATORY NOTE

Ex.- 5.1 Opinion of Law Office of John W. Martin as to the legality of securities being registered

Ex.- 23.1 Consent of Law Office of John W. Martin (included as part of Exhibit 5.1)

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-3 (the “Form S-3”) of American Mold Guard, Inc. is being filed solely for the purpose of amending or adding Exhibits to the original filing of the Form S-3, filed on July 5, 2007. Other than the amendment or addition of exhibits and corresponding changes to the exhibit index and signature page, the remainder of the Form S-3 is unchanged. Accordingly, the prospectus that forms a part of the Form S-3 is not reproduced in this Amendment No. 1. This Amendment No. 1 speaks as of the original filing date of the Form S-3 and does not reflect events occurring after the filing date of the original Form S-3, or modify or update the disclosures therein in any way other than as required to reflect the amendment set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of the securities). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Registration Fee - Securities and Exchange Commission	$44.43
Legal Fees and Expenses	7,500.00
Accounting Fees and Expenses	5,000.00
Printing Expenses	2,500.00
Miscellaneous	2,500.00

Total Expenses	$17,544.43

Item 15. Indemnification of Directors and Officers

We are a California corporation. Subdivision 317(b) of the California General Corporation Law (the “CGCL”) provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding (other than an action by or in the right of a corporation to procure a judgment in its favor), whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, if such person acted in good faith and in a manner reasonably believed was in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe was unlawful. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

Subdivision 317(c) of the CGCL provides that in the case of an action by or in the right of the corporation, such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, except that no indemnification may be made for (i) matters as to which such person has been adjudged to be liable to the corporation in the performance of that person’s duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine, (ii) amounts paid in settling or otherwise disposing of a pending action without court approval or (iii) expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

Subdivision 317(e) of the CGCL provides that, unless ordered by a court, any indemnification referred to above will be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination will be made:

(1)	by a majority vote of a quorum consisting of directors who are not parties to such proceeding; or

(2)	if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion; or

(3)	by the approval of the shareholders of the corporation, with the shares owned by the person to be indemnified not being entitled to vote thereon; or

(4)	by the court in which the proceeding is or was pending.

Notwithstanding the above, Subdivision 317(d) provides that to the extent that a current or former director, officer, employee or agent of a corporation is successful on the merits or otherwise in defense of any proceeding referred to above, or in defense of any matter therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred.

Subdivision 317(f) of the CGCL provides that expenses (including attorneys’ fees) incurred by a current or former officer, director, employee or agent of a business corporation in defending any proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

Subdivision 317(g) of the CGCL provides that the indemnification and advancement of expenses granted pursuant to the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification may be entitled.

Our Articles of Incorporation contain provisions providing for the indemnification of our officers, directors, employees or agents that are broader than the indemnification otherwise permitted by Section 317 of the CGCL. The specific provisions of our Articles of Incorporation with respect to the indemnification of our officers and directors are as follows:

ARTICLE V. The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

ARTICLE VI. The corporation is authorized to provide indemnification of its agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders. In furtherance and not in limitation of the powers conferred by statute:

(i) the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify against such liability under the provision of law;

(ii) the corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the fullest extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere; and

(iii) the corporation shall have the power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in such capacity or arising out of the agent’s status as such, whether or not the corporation would have the power to indemnify the agent against such liability under the provisions of these Articles of Incorporation, or at law; and in furtherance thereof, the corporation is authorized to the fullest extent permissible under California law (as now or hereafter in effect) to own all of any portion of the shares of the company issuing any such policy of insurance.

No such bylaw, agreement or other form of indemnification shall be interpreted as limiting in any manner the rights which such agents would have to indemnification in the absence of such bylaw, agreement or other form of indemnification.

ARTICLE VII. Any repeal or modification of the foregoing provisions of Articles V and VI by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Our bylaws allow us to indemnify our directors, officers, employee or agents in the same manner as set forth in Section 317 of the CGCL. We maintain a directors’ and officers’ insurance policy which insures our officers and directors from any claim arising out of an alleged wrongful act by such persons in their respective capacities as our officers and directors.

In addition, we have entered into indemnification agreements with our officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the CGCL. The indemnification agreements require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company believes that these agreements are necessary to attract and retain qualified persons as directors and officers.

It is currently unclear as a matter of law what impact these provisions will have regarding securities law violations. The Commission takes the position that indemnification of directors, officers and controlling persons against liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and therefore is unenforceable.

Item 16. Exhibits

(a) Exhibits:

See the Exhibit Index on the page immediately following the signature page for a list of exhibits filed as part of this registration statement on Form S-3, which Exhibit Index is incorporated herein by reference.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the law or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Juan Capistrano, State of California, on July 31, 2007.

AMERICAN MOLD GUARD, INC.

By:	/s/ Thomas Blakeley
Thomas Blakeley, Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas Blakeley Thomas Blakeley	Chairman, Chief Executive Officer (Principal Executive Officer) and Director	July 31, 2007

/s/ Paul Bowman Paul Bowman	Chief Financial Officer (Principal Financial and Accounting Officer)	July 31, 2007

* Frank Brandenberg	Director	July 31, 2007

* James Crofton	Director	July 31, 2007

* John W. Martin	Director	July 31, 2007

* Robert Simplot	Director	July 31, 2007

* By:	/s/ Thomas Blakeley
Thomas Blakeley
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

4.1*	Form of Registration Rights Agreement.

5.1	Opinion of Law Office of John W. Martin as to the legality of the securities being registered.

10.1*	Form of Securities Purchase and Subscription Agreement.

23.1	Consent of Law Office of John W. Martin (included as part of Exhibit 5.1).

23.2*	Consent of Haskell & White LLP.

24.1*	Power of attorney (included on signature page).

*	Previously filed.